EXHIBIT 21
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                     LIST OF SUBSIDIARIES
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     Name of Company                         Where Organized
     ---------------                         ---------------

1.   AMF Energy, Inc.                        Delaware
2.   AMF Foods, LLC                          Delaware
3.   AMF Merchandising Corporation           Delaware
4.   KLC Land Company, LLC                   Hawaii
5.   D/C Distribution Corporation            California
6.   EC Managers, Inc.                       Delaware
7.   Kaanapali Development Corp.             Hawaii
8.   Kaanapali Estate Coffee, Inc.           Hawaii
9.   KDCW, Inc.                              Delaware
10.  Kekaha Sugar Company, Limited           Hawaii
11.  KLC Holding Corp.                       Delaware
12.  LPC Corporation                         Hawaii
13.  NB Lot 2, LLC                           Delaware
14.  NB Lot 3, LLC                           Delaware
15.  NB Lot 4, LLC                           Delaware
16.  Oahu Distribution, Inc.                 Hawaii
17.  Oahu MS Development Corp.               Hawaii
18.  Oahu Sugar Company, LLC                 Hawaii
19.  Pioneer Mill Company, Limited           Hawaii
20.  Puna Sugar Company, Limited             Hawaii
21.  Waikele Golf Manager, LLC               Delaware
22.  Waikele Golf, LLC                       Delaware